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                  FIRST SUPPLEMENTAL INDENTURE, dated as of August 8, 2002,
among FINLAY ENTERPRISES, INC., a Delaware corporation (the "Company"), and HSBC Bank USA (formerly known as Marine Midland Bank), as trustee (the "Trustee").

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Trustee have entered into that certain Indenture dated as of April 24, 1998 (the "Indenture"), for the equal and ratable benefit of the Holders of the Company's 9% Senior Debentures due 2008 (the "Securities"); and

                  WHEREAS, in accordance with Section 9.02 of the Indenture, the Company has obtained the written consent of the Holders of a majority in aggregate principal amount of the Securities outstanding to an amendment to the Indenture and Finlay Jewelry has obtained a written consent of the holders of a majority in aggregate principal amount of its Senior Notes outstanding to an amendment to the Senior Note Indenture; and

                  NOW THEREFORE, for the purpose of memorializing the amendment to the Indenture so consented to by the Holders of the Securities, the parties hereto do hereby agree as follows:

                  SECTION 1.  Definitions and Terms.
                              ---------------------

                  Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings assigned to such terms in the Indenture.

                  SECTION 2.  Amendment to Indenture.
                              ----------------------

                  Section 4.09(b)(iv) of the Indenture is amended to read in its entirety as follows (CHANGED TEXT IS SHOWN IN BOLD AND DOUBLE UNDERLINED):

                  "(iv) the incurrence by Finlay Jewelry of Indebtedness or other obligations in an aggregate principal amount of up to the greater of (x) $50.0 million and (y) 90% of the fair market value of the fine gold content of specified Consignment Inventory eligible to be consigned under (a) the Gold Consignment Agreement or (b) a substantially similar gold consignment agreement that Finlay Jewelry may enter into subsequent to the date of this Indenture which provides for the transfer of title to the gold content of Consignment Inventory from the relevant vendor to a gold consignor; provided that such $50.0 million specified in clause (x) above shall be permanently reduced by the aggregate amount of all Net Proceeds of Asset Sales applied to repay such Indebtedness pursuant to Section 4.10(b)(i) hereof;"

                  SECTION 3.  Ratification of Indenture, as Amended.
                              -------------------------------------

                  The Indenture, as amended hereby, is hereby ratified and confirmed and continues in full force and effect.

                  SECTION 4.  Effectiveness.
                              -------------

                  This First Supplemental Indenture shall become effective upon the execution hereof by the Company and the Trustee, the Company having delivered to the Trustee evidence of consent from the Holders of at least a majority in aggregate principal amount of the Securities then outstanding. Notwithstanding the foregoing, this First Supplemental Indenture shall not become effective unless Finlay Jewelry obtains the consent of holders of not less than a majority in aggregate principal amount of the Senior Notes then outstanding to an amendment to the Senior Note Indenture which is substantially the same as this First Supplemental Indenture.





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                  SECTION 5.  References to the Indenture.
                              ---------------------------

                  On and after the date of this First Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "hereof" or "herein" shall mean and be a reference to the Indenture as amended hereby unless the context otherwise requires.

                  SECTION 6.  Governing Law.
                              -------------

                  This First Supplemental Indenture shall be construed and enforced in accordance with the laws of the State of New York.

                  SECTION 7.  Counterparts and Method of Execution.
                              ------------------------------------

                  This First Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

                  SECTION 8.  Titles.
                              ------

                  Section titles are for descriptive purposes only and shall not control or alter the meaning of this First Supplemental Indenture as set forth in the text.

















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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date first above written.



                                 FINLAY ENTERPRISES, INC.


                                 By: /s/ Bruce Zurlnick
                                   ---------------------------------------------
                                   Name:  Bruce Zurlnick
                                   Title: Senior Vice President, Treasurer and
                                          Chief Financial Officer



                                 HSBC BANK USA,
                                 as Trustee



                                 By: /s/ Frank J. Godino
                                    --------------------------------------------
                                    Name:  Frank J. Godino
                                    Title:    Vice President